EXHIBIT 10.2

May 17, 2023

Mark Skonieczny (VIA EMAIL)

Dear Mark,

Congratulations! We are excited to share your new role as Chief Executive Officer at REV Group. The purpose of this letter is to outline new conditions of employment. This letter supersedes any previous offer.

Position: Chief Executive Officer

Current Pay Rate: $498,623 annually

New Pay Rate: $900,000 annually

Start Date: May 18, 2023

You will see this pay increase on the next paycheck following the start date of your pay increase.

REV Group Management Incentive Plan: You will continue to participate in the REV Group Management Incentive Plan (MIP). Your MIP target for FY2023 will be prorated as follows:

·
6.5 months at a 100% MIP target level as a percentage of your current pay rate of $498,623.
·
5.5 months at a 120% MIP target level as a percentage of your new pay rate of $900,000.

For FY2024, your MIP target level, as a percentage of your base pay paid will be 120%. Based upon both company and individual performance you can earn between 0% and up to 200% of your MIP target. The MIP is subject to change by the Board of Directors at its discretion.

Long-Term Incentive Plan (LTIP): You are eligible to participate in REV Group's long-term incentive plan (LTIP). Eligibility and award amounts will be evaluated on an annual basis and must be approved by our board of directors. The normal award cycle is December of each year. Your first grant will be in December 2023, as part of our normal LTIP cycle. Shares vest 25% per year over 4-years. Your LTIP target is 300% of your base salary. The actual value of your grant may be modified higher or lower based on individual performance.

Promotional LTIP Grant: You have been approved for a promotional LTIP restricted stock award equivalent to 80,000 shares. This award has a zero-dollar basis, and vests 25% per year over four years, beginning on December 31 of this year and each December 31 of the following three years. An award agreement which details this award will be provided to you following your start date.

Performance Share Units: You have been approved for an additional LTIP performance share unit (PSU) award equivalent to $1,800,000. This award has a zero-dollar basis, and upon achieving $180,000,000 Consolidated Adjusted EBITDA in any trailing 4 quarter period up to April 30, 2026. The share values will be calculated using a 30-day REV Group stock price average for the trading period immediately preceding your start date. An award agreement which details this award will be provided to you following your start date.

Monthly cash payment: You are eligible to continue to receive a monthly cash payment of $40,000 per month through the end of September 2023. In addition, you will receive a $5,000 carryover payment that will be paid no later than October 31, 2023.

Relocation: You remain eligible for the Executive Homeowner Relocation Program which requires a signed agreement acknowledging the requirement for repayment. should you leave the company within a 24-month period. These relocation benefits remain valid for two years from your start date of May 18, 2023, provided you remain employed with the company.

Severance: In the event of your termination, you are eligible for 12-months of base pay continuation. No severance will be offered for a termination for cause.

Benefits: Your benefits will remain unchanged.

This letter is not intended as an offer to a contract of employment for a specific term, but rather is a recitation of compensation and benefits of the offered employment. This letter supersedes any previous offer. Your employment, if you accept this offer, this will be "at-will." At-will employment means that both you and the Company are free to terminate the employment relationship at any time, with or without cause of notice.

If you have any questions, please let us know. You may formally accept our offer subject to the conditions set forth by signing and returning to me.

We are looking forward to having you join our team and contribute to our continued success!

/s/ Chris Daniels

SVP & Chief Human Resources Officer

I accept this offer of employment:

Name. Mark Skonieczny

Signature: /s/ Mark Skonieczny

Date 5/17/2023